Exhibit 10.1

EMPLOYERS HOLDINGS, INC.
EQUITY AND INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

                    THIS DIRECTOR RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made effective as of the 28th day of May, 2009 (the “Date of Grant”), between Employers Holdings, Inc. (the “Company”) and the individual named as the grantee on the signature page hereto (the “Grantee”). Capitalized terms not defined herein will have the meanings ascribed to such terms in the Company Equity and Incentive Plan, as amended from time to time (the “Plan”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan will govern.

                    Grant of Restricted Stock Units. The Company hereby grants to the Grantee, subject to adjustment as set forth in the Plan, __________________ Restricted Stock Units (together with any additional Restricted Stock Units credited pursuant to the applicable provisions of Section 4, the “RSUs”). The RSUs shall be subject to the terms and conditions set forth herein and, to the extent applicable, the Plan.

                    Vesting of Restricted Stock Units.

                              Subject to Sections 2(b) and (c) below, the RSUs shall become fully vested on the first anniversary of the Date of Grant.

                              Change in Control. If the Grantee’s status as a member of the Board terminates as of or following a Change in Control, then the RSUs shall become fully vested as of such date of termination.

                              Termination of Status as a Director by Reason of Death. If the Grantee’s status as a member of the Board terminates by reason of death, then the RSUs shall become fully vested as of such date of termination.

                              Termination of Status as a Director other than by Reason of Death. Subject to Section 2(b) above, if the Grantee’s status as a member of the Board terminates for any reason other than by reason of death, then the RSUs shall continue to vest in accordance with the original vesting schedule set forth in Section 2(a) above.

                    Deferral Election. The Grantee may elect to defer settlement of the vested RSUs until the later of (a) the first anniversary of the Date of Grant and (b) six months following the Grantee’s termination of service as a member of the Board, subject however to earlier settlement (i) upon or within 30 days following the Grantee’s death or (ii) upon, or within 30 days following, a Change in Control that constitutes a “change in control event” within the meaning of section 409A of the Code. To do so, the Grantee must make a valid and timely election pursuant to the terms of the deferral election form provided to the Grantee for this purpose.

                    Dividend Equivalent Rights. In the event that a Grantee has made a deferral election as to the settlement of vested RSUs pursuant to Section 3 above, the Grantee shall be entitled to be credited with dividend equivalents with respect to the vested RSUs beginning on the first anniversary of the Date of Grant, and calculated as follows: on each date thereafter that a cash dividend is paid by the Company while the vested RSUs are outstanding, the Grantee shall be credited with an additional number of RSUs equal to the number of whole shares of Stock (valued at the Fair Market Value on such date) that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the vested RSUs had the vested RSUs been issued as shares of Stock. The additional RSUs credited under this Section 4 shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder, including, without limitation, for purposes of crediting of additional dividend equivalents. No dividend equivalent rights will be credited to the RSUs unless and until distribution of such RSUs is deferred following the first anniversary of the Date of Grant pursuant to Section 3 above.

                    Settlement of RSUs. Unless the Grantee has made a valid deferral election pursuant to Section 3 above or unless otherwise provided in the Plan, including, without limitation, by reason of a Change in Control, the RSUs shall be settled in whole shares of Stock (i.e., the Grantee shall receive one share of Stock for each RSU) (a) within 30 days following the first anniversary of the Date of Grant or (b) if earlier, upon, or within 30 days following, the earlier to occur of (i) a Change in Control that constitutes a “change in control event” within the meaning of section 409A of the Code and (ii) the Grantee’s death.

                    No Right to Continued Service as a Director. Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to be retained as a member of the Board.

                    Legend on Certificates. The certificates representing the whole shares of Stock issued in settlement of the RSUs that are delivered to the Grantee pursuant to Section 5 above shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                    Transferability. An RSU may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary of the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

                    Taxes. The Company shall be entitled to require, as a condition of delivery of the shares of Stock or if applicable, cash, in settlement of the RSUs, that the Grantee agree to remit when due an amount in cash sufficient to satisfy all then current and/or estimated future federal, state and local withholding, and other taxes relating thereto.

                    Securities Laws. Upon the acquisition of any shares of Stock pursuant to the settlement of the RSUs, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

                    Notices. Any notice under this Agreement shall be addressed to the Company in care of the Chief Legal Officer, addressed to the principal executive office of the Company and to the Grantee at the address last appearing in the records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

                    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof.

                    Restricted Stock Units Subject to Plan. By entering into this Agreement the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan. The RSUs and the Shares issued upon settlement thereof are subject to the Plan, which is hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

                    No Stockholder Rights. The Grantee shall have no rights of a stockholder of the Company with respect to the RSUs, including, but not limited to, the rights to vote and receive ordinary dividends other than the dividend equivalents described in paragraph 1 above, until the date of issuance of a stock certificate for such shares of Stock.

                    Section 409A Compliance. It is intended that this Agreement and any related deferral elections shall comply with the provisions of section 409A of the Code so as not to subject the Grantee to the payment of additional taxes or interest under section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in the Grantee being subject to payment of additional income taxes or interest under section 409A of the Code, the Grantee and the Company agree to amend this Agreement the extent feasible to avoid the application of such taxes or interest under section 409A of the Code.

                    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                    IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

EMPLOYERS HOLDINGS, INC.

By:

Douglas D. Dirks
President and Chief Executive Officer

GRANTEE